Exhibit 10.1

SUMMARY OF FISCAL 2019 EXECUTIVE SHORT TERM INCENTIVE PLAN AND FISCAL 2019 EXECUTIVE LONG TERM INCENTIVE PLAN

Fiscal 2019 Executive Short Term Incentive Plan

Under the Fiscal 2019 Executive Short Term Incentive Plan (the “Executive Short Term Incentive Plan”), the Company’s key executives, including the named executive officers, can earn annual incentive cash compensation, at the discretion of the Management Development, Compensation and Stock Option Committee (“Committee”), to be paid from a bonus pool funded under the terms of the plan. The amount of the bonus pool available for payment to the Company’s key executive, at the discretion of the Committee, will be determined based upon the Company’s achievement of specified results with respect to corporate revenue and operating income targets for Fiscal 2019.

The targets and weightings relevant to the bonus pool determination for Fiscal 2019 under the Executive Short Term Incentive Plan will be as follows:

Fiscal 2019 Financial Targets	Weighting
Company Revenue	50%
Company Operating Income Before Incentive Compensation	50%

The Company’s Operating Income Before Incentive Compensation must be at least 75% of the target level under the Company’s Fiscal 2019 Operating Budget for any bonus pool to be funded under the Executive Short Term Incentive Plan.

The financial targets include progressive threshold (90% of target for Company Revenue and 75% of target for Company Operating Income Before Incentive Compensation), target and maximum (110% of target for Company Revenue and 150% of target for Company Operating Income Before Incentive Compensation) incentive objectives. The Committee may adjust the calculation of the Company Revenue target and the Company Operating Income Before Incentive Compensation target to account for unforeseen, unanticipated, unusual and/or non-ordinary course events and issues.

If the threshold objectives are met, the Company will fund a bonus pool under the Executive Short Term Incentive Plan. The bonus pool amount will be calculated as follows: the aggregate predetermined participation levels of all participants, which is a percentage of base salary of each participant (55% for our President and Chief Executive Officer and 35% for the other officers), multiplied by the Percentage of the Bonus Target Earned. The Percentage of the Bonus Target Earned is calculated as follows: (i) Percentage of Company Revenue Bonus Target Earned multiplied by 0.50 plus (ii) Percentage of Company Operating Income Before Incentive Compensation Bonus Target multiplied by 0.50. The Percentage of Company Revenue Bonus Target earned and Percentage of Company Operating Income Before Incentive Compensation Bonus Target Earned will be determined as follows:

	Company Revenue (50% Weighting)		Company Operating Income (50% Weighting)
	Performance Level	% of Bonus Target Earned	Performance Level	% of Bonus Target Earned
Threshold	90%	50%	75%	75%
Target	100%	100%	100%	100%
Maximum	110%	150%	150%	200%

For performance between the performance levels, the percentage will be determined based upon interpolation between the performance levels. The bonus pool amount cannot be in excess of the maximum levels specified above. The aggregate payouts under the Executive Short Term Incentive Plan payable to all participants cannot exceed the bonus pool amount.

The Committee will establish individual performance objectives for each of the participants. The Committee will use the level of actual achievement of those individual performance goals in determining the bonus amount to be paid to each of the participants in the Executive Short Term Incentive Plan.

After completion of fiscal 2019, the Committee, in its discretion, will determine the extent to which the financial targets have been achieved, the amount of the bonus pool, each participant’s individual performance level of achievement as compared to their individual performance objectives and the actual cash amounts to be paid under the Executive Short Term Incentive Plan to each participant in the plan.

The Committee reserves the right, in its sole and absolute discretion, to change the eligibility for participation under the Executive Short Term Incentive Plan, to revise, eliminate or otherwise modify the manner in which the bonus pool amount is calculated, to modify any predetermined participation level, or otherwise to increase, decrease or eliminate any incentive payouts to any participant under the Executive Short Term Incentive Plan, regardless of the level of performance targets that have been achieved. Except to the extent otherwise provided by separate agreement, participants must be employed by the Company at the date of the payment in fiscal 2020, which is expected to be by September 15, 2019.

Participants under the Executive Short Term Incentive Plan must be employed on or before December 31, 2018 in order to be eligible.

Fiscal 2019 Executive Long Term Incentive Plan

Under the Fiscal 2019 Executive Long Term Incentive Plan (the “Executive Long Term Incentive Plan”), the Company’s key executives, including the named executive officers, can earn incentive restricted stock units and performance share award units under the 2004 Stock Incentive Plan. The equity awards granted under the Executive Long Term Incentive Plan will be targeted to be 50% in the form of restricted stock units and 50% in the form of performance share award units.

The equity awards were granted on December 20, 2018. The specific number of shares of restricted stock units and the specific target number of performance share award units that each participant receives will be determined by dividing an award amount denominated in dollars by the closing price of the Company’s Common Stock on the Nasdaq Stock Market’s Global Market on the date the restricted stock units and performance share award units are awarded. The award amount is equal to a predetermined percentage of the participant’s base salary (40% for our President and Chief Executive Officer and 30% for the other executive officers).

The restricted stock units vest 33-1/3% on October 1, 2019, 33-1/3% on October 1, 2020 and 33-1/3% on October 1, 2021, provided the participant remains employed with the Company on each of the relevant vesting dates. The restricted stock units will become fully vested in the event a successor corporation refuses to assume the restricted stock units or the participant’s employment is terminated without Cause (as defined in the award agreement) in connection with or within three years following a Change in Control of the Company (as defined in the award agreement).

Subject to the Company’s achievement of specified results with respect to corporate revenue and operating income targets for plan years 2019, 2020 and 2021 (the “Performance Measures”), performance share award units vest 33-1/3% based upon the achievement of Performance Measures for plan year 2019, 33-1/3% based upon the achievement of Performance Measures for plan year 2020 and 33-1/3% based upon the achievement of Performance Measures for plan year 2021, provided the participant remains employed with the Company on each of the relevant vesting dates. Plan year 2019 is from October 1, 2018 to September 30, 2019, plan year 2020 is from July 1, 2019 to June 30, 2020 and plan year 2021 is from July 1, 2020 to June 30, 2021. The Performance Measures are set at the date of grant based upon the Company’s 3 Year Long Range Plan. The weightings of the Performance Measures for determining the number of performance share award units that will vest for each participant in plan years 2019, 2020 and 2021 will be as follows:

Performance Measure	Weighting
Company Revenue	50%
Company Operating Income Before Incentive Compensation	50%

The financial targets included in the Performance Measures include progressive threshold (90% of target for Company Revenue and 75% of target for Company Operating Income Before Incentive Compensation), target and maximum (110% of target for Company Revenue and 150% of target for Company Operating Income Before Incentive Compensation) performance level incentive objectives. The Committee may adjust the calculation of the Company Revenue target and the Company Operating Income Before Incentive Compensation target to account for unforeseen, unanticipated, unusual and/or non-ordinary course events and issues.

Performance share award units will vest under the Executive Long Term Incentive Plan only if Company Operating Income Before Incentive Compensation for the plan year equals or exceeds 75% of the target performance level. The number of performance share award units that will vest each plan year will equal the number of performance share awards units granted for that year (33-1/3% of the total units granted) multiplied by the Percentage of the Award Goal Earned. The Percentage of the Award Goal Earned is calculated as follows: (i) Percentage of Company Revenue Award Goal Earned multiplied by 0.50 plus (ii) Percentage of Company Operating Income Before Incentive Compensation Goal Earned multiplied by 0.50. The Percentage of Company Revenue Award Goal Earned and Percentage of Company Operating Income Before Incentive Compensation Award Goal Earned will be determined as follows:

	Company Revenue (50% Weighting)		Company Operating Income (50% Weighting)
	Performance Level	% of Bonus Target Earned	Performance Level	% of Bonus Target Earned
Threshold	90%	50%	75%	75%
Target	100%	100%	100%	100%
Maximum	110%	150%	150%	200%

For performance between the performance levels, the percentage will be determined based upon interpolation between the performance levels. Participants earn a cool incentive in excess of the maximum levels specified above.

After completion of each of plan years 2019, 2020 and 2021, by December 1, 2019 for plan year 2019 and October 1, 2020 and 2021 for plan years 2020 and 2021, respectively, the Committee will determine the extent to which the Performance Measures for that year have been achieved and the actual number of performance share award units vesting in that year.

The performance share award units will become fully vested at the target level in the event a successor corporation refuses to assume the performance share award units or the participant’s employment is terminated without Cause (as defined in the award agreement) (or, in the case of the President and Chief Executive Officer, the executive officers and certain other executives, if they terminate for Good Reason (as defined in the award agreement)) in connection with or within three years following a Change in Control of the Company (as defined in the award agreement). In the event a successor corporation assumes the performance share award units, the unvested portions of the performance share award units shall vest at the time and in the amount they would have vested at if the Performance Measures had been achieved at the target level for those years.

Participants under the Executive Long Term Incentive Plan must be employed on or before December 31, 2018 in order to be eligible.